Exhibit 5.1

January 21, 2025

Bitfarms Ltd.

110 Yonge Street, Suite 1601,

Toronto, Ontario, M5C 1T4, Canada

Dear Sirs / Mesdames:

RE:	Bitfarms Ltd. Issuance of Common shares

We have acted as Canadian counsel to Bitfarms Ltd. (“Bitfarms” or the “Corporation”), a corporation organized pursuant to the Business Corporations Act (Ontario)(the “OBCA”), in connection with the Registration Statement on Form F-4, as amended (the “Registration Statement “) filed with the U.S. Securities and Exchange Commission (the “SEC “) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the proposed issuance by Bitfarms of common shares (the “Shares”) in connection with the proposed combination of Stronghold (as defined below) and Bitfarms through a stock-for-stock merger (the “Transaction”) contemplated by the Agreement and Plan of Merger dated as of August 21, 2024 (the “Initial Agreement”), as amended by amendment no. 1 thereto dated as of September 12, 2024 (“Amendment No. 1,” and together with the Initial Agreement, the “Agreement”), among Bitfarms, Backbone Mining Solutions LLC, HPC & AI Megacorp, Inc. (“Merger Sub”), and Stronghold Digital Mining, Inc. (“Stronghold”).

Pursuant to the Agreement, Merger Sub, a wholly-owned subsidiary of the Company, will be merged with and into Stronghold, and as a result the separate existence of Merger Sub shall cease and Stronghold shall continue as the surviving corporation as a wholly-owned subsidiary of Bitfarms. As consideration for the Transaction, Bitfarms will issue 2.52 Shares for each share of Stronghold Class A common stock issued and outstanding immediately prior to the effective time of the Transaction. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and the exhibits thereto, and, for the purposes of this opinion, we have also examined originals or copies of, certified or otherwise identified to our satisfaction, and relied upon, the following documents (collectively, the “Documents”):

(a)	the certificate of continuance, articles of incorporation, and by-laws of the Corporation;

(b)	certain resolutions of the Corporation’s directors relating to the Transaction and related matters;

(c)	a certificate of status dated January 21, 2025 issued by the Director under the OBCA with respect to the Corporation;

(d)	a certificate of an officer of the Corporation; and

(e)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

With respect to the accuracy of factual matters material to this opinion, we have relied upon the Documents, without independent investigation of the matters provided for therein for the purpose of providing our opinion.

In such examination, we have assumed without any independent investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed that at or prior to the time of the issuance and delivery of any Shares, the Registration Statement will have been declared effective under the Act and that such Registration Statement will not have been modified or rescinded, and that there will not have occurred any change in law affecting the validity of the issuance of the Shares. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

We are qualified to carry on the practice of law in the Province of Ontario and we express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the issuance of the Shares has been duly authorized and, when the Shares shall have been issued in accordance with the terms of the Agreement, the Shares will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

(signed) “Peterson McVicar LLP”

Peterson McVicar LLP